Exhibit 10.1

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into effective as of the date provided below, by and between Concurrent Computer Corporation (the “Company”) and Derek Elder (“Executive”).

WHEREAS, the Company and Executive (“Executive”) previously entered into the Employment Agreement dated November 18, 2014 (“Agreement”); and

WHEREAS, pursuant to the Agreement, the Company granted to Executive a total of 120,000 restricted stock awards (“RSAs”), which RSAs are scheduled to vest in two equal installments on the first and second anniversaries of the effective date of the Agreement, provided that Executive remains employed by the Company on each such vesting date; and

WHEREAS, the Company and Executive desire to amend the Agreement to rescind all of the RSAs previously granted to Executive, and to reflect the Company’s agreement to grant the Executive additional RSAs and a cash bonus, each as set forth herein.

NOW, THEREFORE, in consideration of Executive’s continued employment with the Company, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Section 4.3 of the Agreement is hereby deleted in its entirety. Executive agrees, understands and acknowledges that the rescission of the 120,000 RSAs previously granted under the Agreement, as provided in this Amendment, is retroactive to the date of grant provided in the Agreement and shall have no force or effect as of such date.

2. In connection with the Executive entering into this Amendment, the Company shall: (i) pay to the Executive a one-time cash bonus in the amount of $332,400, less all applicable tax withholdings, within thirty (30) days following the effective date of this Amendment, and (ii) award to the Executive 45,000 RSAs, subject to the approval of the Compensation Committee of the Board of Directors (the “Committee”) and subject to the terms of the Company’s Amended and Restated 2011 Stock Incentive Plan, which shall vest in three (3) equal installments on the first, second and third anniversaries of the effective date of this Amendment, provided the Employee is employed by the Company on such vesting date. Notwithstanding the foregoing, the RSAs shall become 100% vested in the event Employee’s employment is terminated because of death or Disability. For purposes of this Amendment, “Disability” shall mean the inability to perform the essential functions connected with the Employee's duties hereunder, with or without reasonable accommodation, which inability shall have existed or shall reasonably be expected to exist for a period of 180 days, even though not consecutive, in any 24 month period.

3. The Company shall also award to the Executive an aggregate of 55,000 RSAs in January 2016, subject to the approval of the Committee and the Board of Directors and subject to the terms of the Company’s Amended and Restated 2011 Stock Incentive Plan, with (1) 15,000 RSAs to vest in three (3) equal installments on the first, second and third anniversaries of the grant date and (2) 40,000 RSAs to vest on the third anniversary of the grant date, provided in each case that the Executive is employed by the Company on such vesting date. Notwithstanding the foregoing, the RSAs shall become 100% vested in the event the Executive’s employment is terminated because of death or Disability.

4. Except as amended herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment this 15th day of October, 2015.

CONCURRENT COMPUTER CORPORATION

By: /s/ Steve Nussrallah
Name: Steve Nussrallah
Title: Chairman

EXECUTIVE

/s/ Derek Elder
Derek Elder